Torvec Raises $6.5 Million
Golisano Invests Along with Company Directors and Officers

ROCHESTER, NY—(Marketwire – September 26, 2011) — Richard A. Kaplan, Chief Executive Officer of Torvec, Inc. (OTCQB: TOVC.OB – News) (Pinksheets: TOVC.OB – News), announced today that the Company has raised $6.5 million in a private placement of a new series of preferred stock. The Company has issued a total of 16,250,000 shares of Series C Preferred Stock at a price of $0.40 per share.

As the result of the private placement, a group led by B. Thomas Golisano, founder and Chairman of Paychex, has taken a major position in Torvec with its investment of $6.225 million, while Company directors and executive officers have increased their ownership through their $275,000 investment.

As part of the same private placement, the investors received common stock purchase warrants entitling them to purchase up to an aggregate total of 1,625,000 common shares at 80 percent of the volume weighted average price of the Company’s common stock based on the 10 trading days immediately preceding the date of exercise. The warrants are immediately exercisable and have a 10 year term.

The Company intends to use the $6.5 million raised to continue developing and intensify the marketing of its IsoTorque® and Rota-Torque™ technologies for the automotive and commercial pump industries, including the Company’s anticipated entry into the automotive aftermarket with its patented differential.

Mr. Kaplan said, “We at Torvec are very excited about this investment. From personal experience, I know that Mr. Golisano brings far more than money to our Company. His opinions and insights have served to help create success in many organizations. His own incredible success through the years is no accident and coupled with our present board of directors, I believe Torvec will be extremely well served. These are all world-class people.”

Mr. Kaplan also emphasized that the participation by some of the Company’s directors and officers affirms their commitment to the Company and their expectations concerning its future growth.

The Series C Preferred Shares issued in the private placement are convertible into the Company’s common stock on a 1:1 basis, have voting rights and a liquidation preference.

Forward-Looking Statements

This news release may contain forward looking statements regarding Torvec’s future economic performance and prospects that are subject to risks and uncertainties. These risks and uncertainties could cause actual results to differ from those described in such statements. Such risks and uncertainties include those described from time to time in Torvec’s SEC reports, including its most recent Annual Report on Form 10-K.

About Torvec, Inc.

Torvec, Inc. is a publicly traded company that develops and markets advanced automotive and hydraulic power technologies.  Its IsoTorque® differential sets the bar for differential design. The IsoTorque improves the traction, handling, performance and safety of a vehicle without the need for complex electronics and clutches that wear out.  The Rota-Torque pump is a breakthrough in hydraulic design, which delivers unsurpassed performance, all in a package that is over 50% smaller and lighter than existing technologies. For additional information, please visit www.torvec.com.